UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2020

Liberty Star Uranium & Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50071	90-0175540
(Commission	(IRS Employer
File Number)	Identification No.)

2 East Congress St. Ste 900, Tucson, AZ	85701
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (520) 425-1433

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LBSR	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02 Unregistered Sales of Equity Securities

On June 30, 2020 Liberty Star Uranium & Metals Corp. (“the Company”) entered into an agreement to issue a total of 51,000,000 shares of its “Class A Common Stock”, to two directors of the Company. The aggregate consideration paid for the Class A Common Stock was $49,062 ($0.000962 per share). The consideration was paid by offsetting the purchase price against Company advances and notes held by the two directors. The Class A Common Stock was issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

Item 5.01. Changes in Control of Registrant

On June 30, 2020, the Company had a change of control as a result of issuance of 51,000,000 shares of Class A Common Stock, as described in Item 3.02 above. The Class A Common Stock was issued to two directors, Brett Gross (25,500,000 shares) and Pete O’Heeron (25,500,000 shares). Prior to issuance of the Class A Common Stock, the Company had 4,829,536,345 shares of its common stock issued and outstanding and each such share of common stock has one vote on all matters submitted to the shareholders for a vote. Each of the issued and outstanding shares of Class A Common Stock has 200 votes per share, and the holders of such shares vote with the holders of outstanding common stock for election of directors and on all matters submitted to the shareholders for a vote. Accordingly, the 51,000,000 shares of Class A Common Stock have a total of 10,200,000,000 votes on all matters submitted to the shareholders for a vote, which represents 67.9% of the total number of votes eligible to be cast and may be deemed to represent control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

Dated: July 1, 2020	/s/ Patricia Madaris
Patricia Madaris, VP Finance & CFO